TABLE OF CONTENTS

I. ELECTION OF DIRECTORS
II. COMPENSATION OF EXECUTIVE OFFICERS
III. MATTERS RELATING TO THE AUDIT COMMITTEE
IV. OTHER MATTERS

SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement	Confidential, for use of the

Commission only (as permitted by

Rule 14a-6(e)(2).

Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to Rule 14a-12.

Childtime Learning Centers, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

CHILDTIME LEARNING CENTERS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held July 25, 2001

To the Shareholders:

      PLEASE TAKE NOTICE that the Annual Meeting of Shareholders of Childtime Learning Centers, Inc. (the “Company”) will be held at Childtime Learning Centers, Inc. Corporate Office, 38345 W. Ten Mile Road, Suite 100, Farmington Hills, MI 48335, on July 25, 2001, at 10:30 a.m., Eastern Daylight Time, to consider and act upon the following matter:

(1) The election of three directors to serve until the 2004 Annual Meeting of Shareholders and until their successors shall have been duly elected and qualified.

(2) Such other business as may properly come before the meeting.

      Only shareholders of record at the close of business on June 1, 2001 will be entitled to vote at the meeting.

      Your attention is called to the attached proxy statement and the accompanying proxy. You are requested to sign and return the proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States. If you attend the meeting, you may withdraw your proxy and vote your own shares.

      A copy of the Annual Report of the Company for the fiscal year ended March 30, 2001 accompanies this Notice.

By Order of the Board of Directors

DENISE A. POLLICELLA
Secretary

Farmington Hills, Michigan

June 26, 2001

CHILDTIME LEARNING CENTERS, INC.

38345 West 10 Mile Road, Suite 100
Farmington Hills, Michigan 48335

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS

To Be Held July 25, 2001

General Information

      The Annual Meeting of Shareholders (the “Meeting”) of Childtime Learning Centers, Inc. (the “Company”) will be held at the Childtime Learning Centers, Inc. Corporate Office, 38345 W. Ten Mile Road, Suite 100, MI 48335, on July 25, 2001, at 10:30 a.m., Eastern Daylight Time, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The approximate mailing date for this proxy statement and proxy is June 26, 2001.

      It is important that your shares be represented at the meeting. If it is impossible for you to attend the meeting, please sign and date the enclosed proxy and return it to the Company. The Board of Directors of the Company solicits the proxy. Shares represented by valid proxies in the enclosed form will be voted if received in time for the Annual Meeting. Expenses in connection with the solicitation of proxies will be borne by the Company and may include requests by mail and personal contact by its directors, officers, and employees. The Company will reimburse brokers or other nominees for their expenses in forwarding proxy materials to principals. Any person giving a proxy has the power to revoke it any time before it is voted.

      All references in this Proxy Statement to “fiscal 2001” are references to the Company’s fiscal year ended March 30, 2001. Unless otherwise stated, references to the “Company” mean Childtime Learning Centers, Inc. and its wholly owned subsidiaries.

Voting Securities and Principal Holders

      Only holders of record of shares of the Company’s Common Stock, no par value (the “Common Stock”), at the close of business on June 1, 2001 (the “Record Date”) are entitled to notice of, and to vote at, the meeting or at any adjournment or adjournments thereof, each share having one vote. On the Record Date, there were issued and outstanding 5,225,772 shares of the Common Stock.

      As of the Record Date, the following persons were known to the Company to be beneficial owners of more than 5% of the Company’s outstanding Common Stock.

Person		Shares	Percent

Jacobson Partners Group	(1)	3,808,747	69.2
c/o Benjamin Jacobson
595 Madison Avenue, Suite 3100
New York, NY 10022

Childcare Associates	(2)	2,427,373	46.5
c/o Kellner, DiLeo & Co.
900 Third Avenue, 10th Floor
New York, New York 10022

KD Partners II	(2)	437,627	8.4
c/o Ansbacher (Cayman) Limited
Jeanette Street
P.O. Box 887
Georgetown, Grand Cayman

Person		Shares	Percent

FMR Corp.	(3)	408,300	7.8
82 Devonshire Street
Boston, Massachusetts 02109

Wellington Management Company, LLP	(3)(4)	329,100	6.3
Wellington Trust Company, NA
75 State Street
Boston, Massachusetts 02109

(1)	Consists of all shares of Common Stock beneficially owned by members of the Jacobson Partners Group, including George A. Kellner and Benjamin R. Jacobson. Includes (i) 635,589 shares acquired by the Group, (ii) 263,158 shares issuable pursuant to a currently exercisable option granted pursuant to a consulting agreement with Jacobson Partners, (iii) 2,902,500 shares beneficially owned by Mr. Kellner prior to the formation of the Group, including the shares owned by Childcare Associates and KD Partners II (see note 2 below) and 7,500 shares, issuable pursuant to stock options granted under the Company’s Director Stock Option Plan, that are exercisable within 60 days after the Record Date, and (iv) 7,500 shares, issuable to Mr. Jacobson pursuant to stock options granted under the Company’s Director Stock Option Plan, that are exercisable within 60 days after the Record Date. Reference is made to the table (and, in particular, notes 3, 6 and 7 to such table) set forth under the caption “Election of Directors”. Mr. Jacobson is the managing partner of Jacobson Partners.

(2)	Reference is made to the table (and, in particular, note 6 to such table) set forth under the caption “Election of Directors”. Mr. Kellner is the managing partner of Childcare Associates and the managing partner of KD Special Situations Partners, the investment general partner of KD Partners II.

(3)	Based on Schedule 13F as filed by such holder with the Securities and Exchange Commission as of March 31, 2001.

(4)	Wellington Trust Company, NA is an affiliate of Wellington Management Company, LLP.

I.  ELECTION OF DIRECTORS

      The Board of Directors proposes that Milton H. Dresner, Benjamin R. Jacobson and George A. Kellner be elected as directors of the Company to hold office until the Annual Meeting of the Shareholders in 2004, and in each case, until his successor is elected and qualified.

      The persons named in the accompanying proxy intend to vote all valid proxies received by them for the election of the foregoing nominees, unless such proxies are marked to the contrary. The three nominees receiving the greatest number of votes cast at the meeting or its adjournment will be elected. Abstentions, withheld votes and broker non-votes will not be deemed votes cast in determining which nominees receive the greatest number of votes cast, but they will be counted for purposes of determining whether a quorum is present. If any nominee is unable or declines to serve, which is not anticipated, it is intended that the proxies be voted in accordance with the best judgment of the proxy holder. The following information is furnished with respect to each nominee for election as a director, with respect to each director whose term of office as a director will continue after this meeting, and with respect to each executive officer of the Company named in the Summary Compensation Table below:

					Percentage of
			Shares of		Outstanding Shares
			Common Stock		of the Company’s
		Positions and	of the Company		Common Stock
Name and Year		Offices with the	Beneficially		Beneficially
First Became		Company and Other	Owned as of		Owned as of
a Director(1)	Age	Principal Occupations	the Record Date(2)		the Record Date

Directors and Nominees for Election as Directors

Milton H. Dresner (1995)	75	President of Highland Companies (Southfield, Michigan)	13,500	(3)(4)	*

Jason K. Feld (1996)	47	Vice-President of Assessment Technologies, Inc. (Tucson, Arizona)	7,750	(3)(5)	*

James W. Geisz (1995)	48	General Partner of TGV Partners (Los Angeles, California)	17,500	(3)	*

Benjamin R. Jacobson (1996)	56	Managing Partner of Jacobson Partners (New York, New York)	906,247	(3)(6)	16.5

George A. Kellner (1995)	57	Chairman of the Board of the Company and Chief Executive Officer of Kellner, DiLeo & Co. (New York, New York)	2,919,788	(3)(7)	55.7

James J. Morgan (2001)	59	Interim President and Chief Executive Officer of the Company	60,000	(8)	1.1

Leonard C. Tylka (1995)	54	Interim Chief Financial Officer and Treasurer of the Company	7,500	(3)(9)	*

Other Executive Officers

Harold A. Lewis(12)			251,617	(10)(11)	4.7%

Michael M. Yeager(12)			71,901	(10)(11)	1.4%

All directors and executive officers as a group (13 persons)			4,336,880	(10)(11)	78.6%

*	Less than 1%.

(1)	All addresses are care of Childtime Learning Centers, Inc., 38345 West 10 Mile Road, Suite 100, Farmington Hills, Michigan 48335.

(2)	Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(3)	Includes 7,500 shares of Common Stock, issuable pursuant to stock options granted under the Company’s Director Stock Option Plan, that are exercisable within 60 days after the Record Date.

(4)	Mr. Dresner is a minority investor in Childcare Associates. Mr. Dresner disclaims beneficial ownership in the shares of Common Stock owned by such shareholder.

(5)	Includes 250 shares of Common Stock with respect to which Mr. Feld shares voting and investing powers with his spouse.

(6)	Includes 898,747 shares of Common Stock acquired by the Jacobson Partners Group, including 263,158 shares issuable pursuant to a currently exercisable option granted pursuant to a consulting agreement with Jacobson Partners. Does not include 2,902,500 shares beneficially owned by Mr. Kellner, a member of the Group, prior to the formation of the Group, in which shares Mr. Jacobson disclaims beneficial ownership. Mr. Jacobson is the managing partner of Jacobson Partners.

(7)	Includes 2,427,373 shares of Common Stock owned by Childcare Associates and 437,627 shares of Common Stock owned by KD Partners II. Mr. Kellner is the managing partner of Childcare Associates and the managing partner of KD Special Situations Partners, the investment general partner of KD Partners II. Also includes 17,288 shares of Common Stock beneficially owned by Mr. Kellner as a result of his membership in the Jacobson Partners Group, including 5,143 shares issuable pursuant to a currently exercisable option granted pursuant to a consulting agreement with Jacobson Partners.

(8)	Includes shares of Common Stock, issuable pursuant to Mr. Morgan’s consulting agreement, that are exercisable within 60 days after the Record Date.

(9)	Mr. Tylka is a minority investor in Childcare Associates. Mr. Tylka disclaims beneficial ownership of the shares of Common Stock owned by such shareholder.

(10)	Includes shares of Common Stock, issuable pursuant to stock options granted to the executive officers of the Company pursuant to the Company’s 1995 Stock Incentive Plan for Key Employees, that are exercisable within 60 days after the Record Date, as follows: Harold A. Lewis — 87,603 shares; Michael M. Yeager — 34,333, and all executive officers as a group (6 people) — 188,671 shares.

(11)	Includes shares indirectly owned through the Company’s 401(k) plan, as follows: Harold A. Lewis — 514 shares; Michael M. Yeager — 368 shares, and all executive officers as a group (3 people) 2,262 shares.

(12)	Resigned as an officer of the Company effective January 29, 2001.

Other Information Relating to Directors and Nominees

      The following is a brief account of the business experience during the past five years of each member or nominee of the Board of Directors of the Company.

      Milton H. Dresner has been a director of Childtime Childcare, Inc. since November 1993. Mr. Dresner is a real estate developer and private investor with his principal offices in Southfield, Michigan. Mr. Dresner also serves as a director of Avatar Holdings, Inc., a real estate development company located in Coral Gables, Florida; and BioTime, Inc., a medical research & development company located in Berkeley, CA.

      Dr. Jason K. Feld has been a Vice President of Assessment Technology Incorporated since 1987. Assessment Technology Incorporated is a private Tucson, Arizona based corporation that creates, distributes and supports the use of technology to promote learning and documents the effectiveness of educational programs on children. In addition to his past service as a faculty member at the University of Arizona, Dr. Feld has served on boards and committees for educational organizations. His work has been published in books, technical reports and research articles.

      James W. Geisz has been a director of Childtime Childcare, Inc. since June 1992. Since April 1990, Mr. Geisz has been primarily engaged as a general partner of TGV Partners, an investment partnership focusing on leveraged buyouts. From November 1992 to June 1997, Mr. Geisz also served as general counsel of Empire Kosher Poultry, Inc., a kosher food manufacturer located in Mifflintown, Pennsylvania.

      Benjamin R. Jacobson has been the managing general partner of Jacobson Partners, a New York City based investment-banking partnership since 1989. Mr. Jacobson also serves as a board member for several privately held companies and is a member of the Board of Trustees of Union College.

      George A. Kellner has been a director and Chairman of the Board of Childtime Childcare, Inc. since July 1990. Mr. Kellner is Chief Executive Officer of Kellner, DiLeo & Co., a private New York City based firm specializing in merger arbitrage and a member firm of the New York and American Stock Exchanges. Mr. Kellner is a Trustee of Milton Academy, Vice Chairman of Phoenix House, a member of the Board of Overseers at the NYU Stern School of Business and a member of the Advisory Council of the Department of Economics at Princeton University.

      James J. Morgan has served as the Interim President and Chief Executive Officer of Childtime Childcare, Inc. since January 2001. Mr. Morgan is an investor in Jacobson Partners and performs consulting assignments for that entity. Benjamin Jacobson, a director of the Company, is the managing general partner of Jacobson Partners. Mr. Morgan retired in 1997 as President and Chief Executive Officer of Philip Morris Incorporated. Mr. Morgan also serves as a Director of Bertuccis, Inc., a full-service, casual dining, Italian restaurant chain headquartered in Maynard, Massachusetts and Conforma Clad, Inc., a manufacturer of specialized bearings and other industrial components located in New Albany, Indiana.

      Leonard C. Tylka has served as the Interim Chief Financial Officer and Treasurer of Childtime Childcare, Inc. since January 2001. Mr. Tylka has also served as a director of Childtime Childcare, Inc. since November 1990. From 1987 through May 1997 he served as the Controller of KD Equities, a private equity investment firm located in New York City. From May 1997 to September 1998, Mr. Tylka was Corporate Development Manager for The Loewen Group, Inc., a publicly held funeral home and cemetery operator, headquartered in Burnaby, British Columbia, Canada. From April 1999 to January 2001, he served as Chief Financial Officer of Polar Ice Entertainment Inc., an ice rink entertainment center owner-operator located in Tempe, Arizona.

Meetings of the Board of Directors and Board Committees and Compensation of Directors

      No director attended fewer than 75% of the six Board of Director meetings held in fiscal 2001 or the committees of the Board of Directors on which they serve.

      The Board of Directors of the Company currently has an Audit Committee and a Compensation Committee. The Board of Directors does not have a separate nominating committee.

      The duties of the Compensation Committee include recommending to the entire Board of Directors of the Company the compensation arrangements for senior management and directors of the Company and administration of the 1995 Stock Incentive Plan For Key Employees. During fiscal 2001, the Compensation Committee held two meetings. The members of the Compensation Committee are Milton H. Dresner, James W. Geisz, George A. Kellner and Benjamin R. Jacobson.

      The duties of the Audit Committee include reviewing the services provided by the Company’s independent auditors, consulting with such auditors on audits and proposed audits, reviewing the need for internal auditing procedures and the adequacy of internal controls. During fiscal 2001, the Audit Committee held two meetings. The members of the Audit Committee are James W. Geisz, George A. Kellner and Milton H. Dresner.

      The current standard arrangement for compensation of directors is as follows: officers of the Company who are directors do not receive any additional compensation for services as a director. Directors who are not employees of the Company receive directors’ fees of $6,000 per year, $500 for each Board meeting attended and $250 for each Committee meeting attended. Such directors are also participants in the Company’s Director Stock Option Plan. Pursuant to such plan, options to purchase 2,500 shares are granted to each non-employee director, subject to availability, at each annual meeting at which they are elected or remain in office. Options for up to 75,000 shares are available for grant under the Director Stock Option Plan, each of which becomes fully vested and exercisable on the first anniversary of the date of grant. The exercise price of options granted under the Plan will equal the market price of the Common Stock at the time of grant.

II. COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

      The following table sets forth information for the fiscal years ended March 30, 2001, March 31, 2000 and April 2, 1999 concerning the compensation of the Company’s Chief Executive Officer and the other executive officers of the Company having total annual compensation during fiscal 2001 in excess of $100,000.

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long-Term Compensation

	Fiscal			Other Annual	Options	All Other
Name and Position	Year	Salary	Bonus(1)	Compensation(2)	(Shares)	Compensation

James J. Morgan	2001	$32,045	$—	$—	60,000	$108,337(3)
Interim President and	2000	—	—	—	—	—
Chief Executive Officer	1999	—	—	—	—	—

Harold A. Lewis	2001	$211,539	$—	—	19,670	$284,292(5)
President and Chief	2000	240,000	20,124	—	18,000	3,751(6)
Executive Officer(4)	1999	225,000	52,677	—	16,400	4,267(6)

Michael M. Yeager	2001	$115,077	$—	$5,894	12,200	$98,719(5)
Chief Financial Officer	2000	130,000	12,348	6,966	7,600	2,040(6)
Secretary and Treasurer(4)	1999	120,500	27,074	6,966	6,900	2,104(6)

(1)	Includes the bonus accrued in the year indicated, which was paid in the following year.

(2)	Includes reimbursement of expenses related to use of personal automobiles.

(3)	Includes compensation expense related to stock options granted below market price.

(4)	Resigned as an officer of the Company effective January 29, 2001.

(5)	Includes amounts payable after the officer’s resignation pursuant to his severance agreement on account of salary and accrued vacation (see “Severance Arrangements” below). Also includes premiums paid in connection with life insurance policies and contributions made by the Company to the Company’s 401(k).

(6)	Includes premiums paid in connection with life insurance policies and contributions made by the Company to the Company’s 401(k).

Option Grants in Fiscal 2001

      The following table provides details regarding stock options granted to the executive officers named in the above Summary Compensation Table in the last fiscal year.

	Individual Grants
					Potential Realizable Value At
		% of Total			Assumed Annual Rates of Stock
	Number of	Options Granted	Exercise		Price Appreciation for Term(3)
	Options	to Employees in	Price Per	Expiration
Name	Granted	Fiscal Year	Share	Date	0%	5%	10%

James J. Morgan	60,000(1)	28.1%	$7.00	1/29/03	$45,000	$43,080	$88,200

Harold A. Lewis	19,670(2)	9.2	7.25	5/09/06	N/A	48,536	110,054

Michael M. Yeager	12,200(2)	5.7	7.25	5/09/06	N/A	30,110	68,259

(1)	The indicated options were granted pursuant to his consulting agreement with the Company. See “Consulting Agreements” below. At the date of grant, the market price for a share of the Company’s common stock ($7.75) exceeded the exercise price per share.

(2)	The indicated stock options vest at a rate of 33% per year, beginning on the first anniversary of the date of the grant and have a term of six years (subject to full accelerated vesting upon any entity or person, other than Childcare Associates or KD Equities, acquiring beneficial ownership of more than 50% of the Company’s outstanding voting stock). Pursuant to their severance arrangements, 10,670 options were deemed vested immediately for Mr. Lewis and 5,450 options were deemed vested immediately for Mr. Yeager. These options will remain exercisable to their stated expiration date. See “Severance Arrangements” below.

(3)	In accordance with SEC rules, these columns show gains that might exist for the option over the life of the option, a period of two years for Mr. Morgan and six years for Messrs. Lewis and Yeager. This valuation is hypothetical; if the stock price does not increase above the exercise price, compensation to Messrs. Lewis and Yeager will be zero. These gains are based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the options were granted over the full option term. Of course, actual gains, if any, on stock option exercises and stock accruals are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in the table will be achieved. A 5% or 10% annually compounded increase in the Company’s stock price from the date of the grant to the end of the six-year option term would result in stock prices of $9.718 and $12.845 per share, respectively. With respect to Mr. Morgan’s options, a 5% or 10% annually compounded increase in the Company’s stock price from the date of grant to the end of the two-year option term would result in stock prices of $7.718 and $8.47 per share, respectively.

Aggregate Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

      The following table sets forth information concerning stock options exercised during the fiscal year ended March 30, 2001, by the executive officers named in the above Summary Compensation Table, as well as the value of unexercised options held by such persons on March 30, 2001, as measured in terms of the closing price of the Common Stock on that date as quoted on the NASDAQ National Market System ($9.22 per share).

	Shares			Value of Unexercised
	Acquired		Number of Unexercised	In-the-Money Options
	Upon	Value	Options at Fiscal Year-End	at 3/30/01
Name	Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable

James J. Morgan	—	—	30,000/30,000	$66,600/$66,600

Harold A. Lewis	—	—	87,603/0	$22,190/$0

Michael M. Yeager	—	—	34,333/0	$11,224/$0

Incentive Bonus Plan

      During fiscal 2001, each of the executive officers, other than James J. Morgan, named in above in the Summary Compensation Table (the “Officers”) participated in the Company’s Standard Incentive Plan which would entitle the Officers to receive a bonus upon the Company achieving earnings per share increases and Oxford Center revenue and new unit growth during fiscal 2001. These bonus arrangements were structured by the Company’s Compensation Committee at the start of fiscal 2001.

      The Company did not achieve any of the objectives of the incentive formula and accordingly, with respect to fiscal 2001, no bonuses were paid to the Officers.

Consulting Agreements

      In January 2001, the Company entered into consulting agreements with each of James J. Morgan and Leonard C. Tylka. The agreement with Mr. Morgan has a six-month term starting January 16, 2001, unless mutually extended by the Company and Mr. Morgan. During the term, Mr. Morgan functioned as a consultant until January 29, 2001, at which time he was appointed Interim Chief Executive Officer and President of the Company. As compensation for his services, Mr. Morgan is to receive a $15,000 per month consulting fee, reimbursement of reasonable business expenses, and options to purchase 60,000 shares of the Company’s common stock, at an exercise price of $7.00 per share. The options have a two-year term and vest at the rate of 10,000 shares per month, with the first 10,000 shares vesting on January 29, 2001. Pursuant to the consulting agreement, Mr. Morgan was appointed to the Board of Directors effective January 29, 2001, which appointment would continue after termination of his role as Interim Chief Executive Officer.

      Pursuant to the consulting agreement with Mr. Tylka, Mr. Tylka was appointed as the Company’s Interim Chief Financial Officer effective as of January 29, 2001. For his services, Mr. Tylka is to receive an annual consulting fee in the amount of $150,000, payable monthly in arrears, and reimbursement of reasonable business expenses. Mr. Tylka’s engagement as consultant will continue until terminated by the Company’s Chairman of the Board upon sixty days’ prior written notice. This consulting agreement replaced the consulting agreement with Mr. Tylka, entered into in May 1997, which provided Mr. Tylka with annual consulting fees of $25,000.

Severance Arrangements

      Effective January 29, 2001, Harold A. Lewis and Michael M. Yeager resigned as employees and officers of the Company. In connection with such resignations, the Company entered into an Employment Separation Agreement and Mutual Release with each of the former officers. Pursuant to the agreement with Mr. Lewis, the Company acknowledged its obligations under Mr. Lewis’ previously executed employment agreement, to provide a severance of one year of salary, health and insurance benefits and Mr. Lewis agreed to remain bound by the noncompetition, confidentiality and nonsolicitation provisions set forth in his employment agreement. Pursuant to the Employment Separation Agreement and Mutual Release with Mr. Yeager, the Company agreed to provide Mr. Yeager a continuation of his salary and health and insurance benefits for an eight-month period, subject to Mr. Yeager complying with applicable confidentiality and nonsolicitation provisions. The Company also agreed to cause all outstanding options owned by each of the former officers, to the extent vested as of the termination date, to remain exercisable through their original expiration dates, notwithstanding the termination of their employment. In both agreements, the parties also granted to each other mutual releases of claims.

Compensation Committee Interlocks and Insider Participation

      All the members of the Compensation Committee are non-employee directors of the Company. The Compensation Committee currently consists of Messrs. Dresner, Geisz, Kellner and Jacobson.

      In July 2000, the Company retained Jacobson Partners, of which Benjamin R. Jacobson, a director of the Company, is the managing general partner, and George A. Kellner, the Company’s Chairman of the Board, is a special advisor, to provide management and financial consulting services. As consideration for the provision of such services to the Company and its Board of Directors, Jacobson Partners is entitled to receive an annual fee of $250,000, plus reimbursement of reasonable out-of-pocket expenses. As additional consideration for such services, the Company granted to Jacobson Partners two options to acquire, in the aggregate, up to 557,275 shares of the Company’s common stock. The agreement will continue in effect until terminated by either party upon six months’ prior written notice.

      As part of its agreement with the Company, until July 2002, Jacobson Partners has agreed that neither it nor its affiliates would acquire additional shares of the Company’s Common Stock (whether in the open market or in private transactions) (i) having an aggregate purchase price in excess of $2,500,000 or (ii) at the same time the Company would be engaged in a share repurchase agreement. During that two-year period, pursuant to a separate agreement with Childcare Associates and KD Partners II (Company shareholders controlled by Mr. Kellner), Jacobson Partners has the right to acquire Company shares owned by such entities to the extent investors in such entities wish to have their pro rata interest in the Company’s Common Stock sold; provided that any shares so purchased by Jacobson Partners would be subject to an irrevocable voting proxy in favor of Mr. Kellner. All shares of the Common Stock acquired by Jacobson Partners and its affiliates during the first two years of the agreement, including shares purchased in the open market or in private transactions, are subject to registration rights.

Compensation Committee Report on Executive Compensation

     General

      The Compensation Committee’s overall compensation policy applicable to the Company’s executive officers is to provide a compensation program that will attract and retain qualified executives for the Company and provide them with incentives to achieve the Company’s goals and increase shareholder value. The Compensation Committee implements this policy through establishing salaries, incentive bonuses and by granting stock options. The Compensation Committee’s current policy is not to provide significant pension or other retirement benefits for the Company’s executives.

     Salaries

      The Compensation Committee’s policy is to provide salaries that are generally competitive with those of comparable officers in comparably sized companies in the child care and other service industries. The Compensation Committee relies heavily on the recommendations of the Company’s Chief Executive Officer as well as its members’ own subjective judgments in setting individual salary levels.

      In making his recommendations with regard to the fiscal 2001 salaries for the executive officers, the Chief Executive Officer generally utilized a range of 4%-5% for establishing salary increases to provide a generally competitive salary for a particular officer. The former Chief Executive Officer’s salary for fiscal 2001 was established by the Compensation Committee in accordance with Mr. Lewis’ employment agreement with the Company and the Compensation Committee’s subjective view of his individual performance and contributions to the overall performance of the Company.

     Bonuses

      The Compensation Committee’s policy is that a significant portion of the executive’s total compensation should be tied to incentive bonus plans. As a result, the compensation of the Company’s executive officers is directly related to the overall financial and operating performance of the Company.

      The Compensation Committee structured the fiscal 2001 bonus plan based upon an incentive formula tied to earnings per share increases and Oxford Center revenue and new unit growth. For fiscal 2001, the Compensation Committee determined that no bonus was warranted and, therefore, no bonus was paid (maximum bonus pool available for fiscal 2001 was $386,000).

     Stock Options

      The Compensation Committee’s policy is to award stock options to the Company’s officers and other key employees in amounts reflecting the participant’s position and ability to influence the Company’s overall performance. Options are intended to provide participants with an increased incentive to make contributions to the long-term growth of the Company, to join the interests of participants with the interests of shareholders of the Company, and to attract and retain qualified employees. The Compensation Committee’s policy has been to grant options with a term of up to ten years (three year pro rata vesting) and to fix the exercise price of the options at the fair market values of the underlying shares on the date of grant. Such options will, therefore, only have value if the price of the underlying shares increases. The Compensation Committee’s general practice is to consider the granting of stock options after the end of each fiscal year, except that, during fiscal 2001, options were granted in May 2000 and March 2001.

      The Compensation Committee granted options to executive officers (including Mr. Lewis) during fiscal 2001, based upon the recommendation of the Chief Executive Officer. In making his recommendations, the Chief Executive Officer subjectively considered certain factors, including his perception of individual performance, the individuals’ contribution to the overall performance of the Company and the anticipated value of the executive’s contribution to the Company’s future performance, as well as the need to retain executives. The determination was not based on specific objectives and no specific weight was given to any of the factors considered. Mr. Morgan received his option pursuant to a consulting agreement approved by the Company’s Board of Directors.

By the Compensation Committee

George A. Kellner, Chairman
Milton H. Dresner
James W. Geisz
Benjamin R. Jacobson

Performance Graph

      The following line graph compares the yearly cumulative total shareholder return (i.e., the change in share price plus the cumulative amount of dividends, assuming dividend reinvestment, divided by the initial share price, expressed as a percentage) on the Company’s Common Stock from February 2, 1996 (date of initial public offering) through March 30, 2001 with the cumulative total return of (i) the NASDAQ Stock Market-US Index, and (ii) a peer index group consisting of Standard Industrial Classification (“SIC”) Code 8351, which includes Child Care Services.

COMPARISON OF CUMULATIVE TOTAL RETURN

AMONG CHILDTIME LEARNING CENTERS, INC.,
THE NASDAQ STOCK MARKET-US INDEX AND A PEER GROUP

	CHILDTIME		NASDAQ
MEASUREMENT PERIOD	LEARNING	PEER	STOCK MARKET
(FISCAL YEAR COVERED)	CENTERS, INC.	GROUP	(U.S.)

3/96	100	100	100

3/97	97	74	111

3/98	182	127	168

3/99	141	131	228

3/00	79	96	423

3/01	102	117	169

III.  MATTERS RELATING TO THE AUDIT COMMITTEE

Report of the Audit Committee of the Board of Directors

      The Audit Committee (“Committee”) operates under a formal written charter, which was approved by the Board of Directors, a copy of which is attached to this proxy statement as Appendix I. Each member of the Audit Committee as of March 30, 2001 is independent as defined under the standards promulgated by the National Association of Securities Dealers. Leonard C. Tylka, who became interim chief financial officer on January 29, 2001, resigned from the Audit Committee at the conclusion of the March 27, 2001 Audit Committee meeting and was immediately replaced by Milton H. Dresner.

      The Committee’s primary function is to assist the Company’s Board of Directors in executing its oversight role with respect to the Company’s financial matters. This role includes: (1) monitoring the adequacy and integrity of the Company’s reporting processes, internal controls, and information management systems; (2) reviewing the independence and performance of the Company’s independent accountants; (3) monitoring Company compliance with various financial regulatory requirements; and (4) facilitating appropriate communications among the Board of Directors, senior management and the independent public accountants, PricewaterhouseCoopers LLP.

      The Committee has reviewed and discussed with management and the independent accountants the audited financial statements for the year ended March 30, 2001. In addition, the Committee has discussed with PricewaterhouseCoopers LLP, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Committee has also received from its independent public accountants the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and has discussed with PricewaterhouseCoopers LLP their independence from Childtime Learning Centers, Inc. and its management.

      The Committee has considered whether the provision of non-audit services to the Company by the independent public accountant is compatible with the public accountant’s independence and has concluded that it is.

      Based on the Committee’s reviews and discussions outlined above, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in Childtime Learning Centers, Inc.’s Annual Report on Form 10-K for the fiscal year ended March 30, 2001.

Submitted by the Audit Committee of the Board of Directors:

George A. Kellner, Chairman

James W. Geisz
Milton H. Dresner

Audit and Non-Audit Fees

      The following table sets forth the aggregate fees expensed by the Company for the fiscal year ended March 30, 2001, by the Company’s independent public accountants, PricewaterhouseCoopers LLP:

Audit fees, including reviews of quarterly reports on Form 10-Q	$103,800

Financial information system, design & implementation	0

Tax return preparation and review	52,800

All other fees	48,800

IV.  OTHER MATTERS

Compliance with Section 16(a) of the Securities Exchange Act of 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission (“SEC”) initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended March 30, 2001, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with for fiscal 2001, except that Denise A. Pollicella was late in filing her report of initial holdings on Form 3.

Other Proposals

      Neither the Company nor the members of its Board of Directors intend to bring before the Meeting any matters other than those set forth in the Notice of Annual Meeting of Shareholders, and they have no present knowledge that any other matters will be presented for action at the meeting by others. If any other matters properly come before such meeting, however, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgement.

      A shareholder proposal which is intended to be presented at the 2002 Annual Meeting of Shareholders must be received by the Secretary of the Company at its principal executive offices, 38345 West 10 Mile Road, Suite 100, Farmington Hills, Michigan 48335, by February 26, 2002, to be considered for inclusion in the Company’s Proxy Statement and proxy related to that meeting. Such proposals should be sent by certified mail, return receipt requested.

      Shareholder proposals to be presented at the Company’s 2002 Annual Meeting of Shareholders, but that are not intended to be considered for inclusion in the Company’s Proxy Statement and proxy related to that meeting, must be received by the Company no later than May 10, 2002 to be considered timely. Such proposals should be sent to the Company’s Secretary at the Company’s principal executive offices, 38345 West 10 Mile Road, Suite 100, Farmington Hills, Michigan 48335, by certified mail, return receipt requested. If the Company does not have notice of the matter by that date, the Company’s form of proxy in connection with that meeting may confer discretionary authority to vote on that matter, and the persons named in the Company’s form of proxy will vote the shares represented by such proxies in accordance with their best judgment.

Auditors

      The Board of Directors has selected PricewaterhouseCoopers LLP to serve as the Company’s independent auditors for fiscal 2002. PricewaterhouseCoopers LLP has served in such capacity since July 1990. Representatives from PricewaterhouseCoopers LLP will be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement if they wish, and will be available to respond to appropriate questions.

By Order of the Board of Directors

DENISE A. POLLICELLA
Secretary

Dated: June 26, 2001

Appendix I

Childtime Learning Centers, Inc.

Audit Committee Charter

Mission Statement

      The audit committee will assist the board of directors in fulfilling its oversight responsibilities. The audit committee will review the financial reporting process, the system of internal control, the audit process, and the company’s process for monitoring compliance with laws and regulations. In performing its duties, the committee will maintain effective working relationships with the board of directors, management, and the internal and external auditors. To effectively perform his or her role, each committee member will obtain an understanding of the detailed responsibilities of committee membership as well as the company’s business, operations, and risks.

Organization

•	The audit committee will consist of at least three members each of whom is “financially literate” and at least one of whom has accounting or related financial management expertise.

•	All of the committee members will be independent of Childtime Learning Centers, Inc. At a minimum, no member will have worked as an employee of the company during the past five years nor will any member be employed as an executive of another company where any of Childtime’s executives serve on that company’s compensation committee.

•	The audit committee will meet as required but not less than two times per year.

•	The audit committee chairperson shall be the chairperson of the Board of Directors.

Roles and Responsibilities

  Internal Control

•	Focus on the extent to which internal and external auditors review computer systems and applications, the security of such systems and applications, and the contingency plan for processing financial information in the event of a systems breakdown.

•	Gain an understanding of whether internal control recommendations made by internal and external auditors have been implemented by management and, if not implemented, the reasons therefore.

•	Ensure that the external auditors keep the audit committee informed about fraud, illegal acts, deficiencies in internal control, and any other matters that they deem appropriate. The external auditors are directly accountable to the Board of Directors and shall liaison directly with the audit committee chairperson.

  Financial Reporting

     General

•	Review significant accounting and reporting issues, including recent professional and regulatory pronouncements, and understand their impact on the financial statements.

•	Ask management and the external auditors about significant risks and exposures and the plans to minimize such risks.

     Annual Financial Statements

•	Review the annual financial statements, Management’s Discussion and Analysis and other sections of the annual report before its release and determine whether they are complete and consistent with the information known to committee members.

•	Focus on judgmental areas such as those involving valuation of assets and liabilities, other commitments and contingencies.

•	Meet with management and the external auditors to review the results of the audit.

•	Inquire of the external auditors the degree of aggressiveness or conservatism of the company’s accounting principles and underlying estimates.

•	Ensure that the external auditors communicate certain required matters to the committee.

     Interim Financial Statements

•	Understand how management develops and summarizes quarterly financial information, the extent to which the external auditors review quarterly financial information, and whether that review is performed on a pre-or post-issuance basis.

•	Gain insight into the fairness of the interim statements and disclosures, obtain explanations from management and/or the external auditors on whether:

•	Actual financial results for the quarter or interim period varied significantly from budgeted or projected results;

•	Generally accepted accounting principles have been consistently applied;

•	There are any actual or proposed changes in accounting or financial reporting practices;

•	There are any significant or unusual events or transactions;

•	Ensure that the external auditors communicate certain required matters to the committee.

  Compliance with Laws and Regulations

•	Review the effectiveness of the system for monitoring compliance with laws and regulations and the results of management’s investigations and follow-up (including disciplinary action) on any fraudulent acts or accounting irregularities.

•	Periodically obtain updates from management, general counsel, and tax director regarding compliance.

•	Review the findings of any examinations by regulatory agencies such as the Securities and Exchange Commission.

  External Audit

•	Review the external auditors’ proposed audit scope and approach.

•	Review the performance of the external auditors and recommend to the board of directors the appointment or discharge of the external auditors.

•	Review and confirm the independence of the external auditors by reviewing the nonaudit services provided and the auditors’ assertion of their independence in accordance with professional standards.

  Other Responsibilities

•	Meet with the external auditors in separate executive sessions to discuss any matters that the committee believes should be discussed privately.

•	Ensure that significant findings and recommendations made by the internal and external auditors are received and discussed on a timely basis.

•	If necessary, institute special investigations and, if appropriate, hire special counsel or experts to assist.

•	Perform other oversight functions as requested by the full board.

•	Review and update the charter; receive approval of changes from the board.

  Reporting Responsibilities

•	Regularly update the board of directors about committee activities and make appropriate recommendations.

PROXY	PROXY

Childtime Learning Centers, Inc.

Proxy Solicited on Behalf of the Board of Directors
for the Annual Meeting of Shareholders — July 25, 2001

      The undersigned appoints James J. Morgan and Leonard C. Tylka, and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the Common Stock of Childtime Learning Centers, Inc. which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of shareholders thereof to be held on July 25, 2001, or at any adjournment thereof.

      Unless otherwise marked, this proxy will be voted FOR the election of the nominees named on this proxy and in the discretion of the proxies on any other matter that may properly come before the meeting.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side)

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Childtime Learning Centers, Inc.
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. / /

[	]

1.	Election of Directors.	For	Withheld	For All

	01. Milton H. Dresner	All	All	Except

02. Benjamin R. Jacobson

	03. George A. Kellner	/ /	/ /	/ /

(Except Nominees written above)

Dated: ________________________, 2001

Signature(s)_________________________

Please sign exactly as your name(s) appear(s) on this Proxy. Joint owners should indicate capacity in which they are signing. Trustees, Executors, etc., should indicate capacity in which they are signing.

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